Cover Letter to Offer to Repurchase

IF YOU DO NOT WANT TO SELL YOUR UNITS OF BENEFICIAL

INTEREST AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SIMPLY A

NOTIFICATION OF THE FUND’S REPURCHASE OFFER.

AMG PANTHEON FUND, LLC

c/o AMG FUNDS LLC

One Stamford Plaza

263 Tresser Boulevard, Suite 949

Stamford, Connecticut 06901

March 22, 2021

Dear Member:

This letter serves to inform you of important dates relating to a repurchase offer by AMG Pantheon Fund, LLC (the “Fund”). If you are not interested in tendering your units of beneficial interest in the Fund for repurchase at this time, please disregard this notice and take no action. The Fund currently has five classes of Units: Class 1 Units (formerly Brokerage Class Units), Class 2 Units (formerly Advisory Class Units), Class 3 Units (formerly Institutional Class Units), Class 4 Units (formerly Institutional Plus Class Units), and Class 5 Units (collectively, the “Units”).

Please note that the sale of Units that were issued on or after July 1, 2020 will be subject to an “early repurchase fee,” which will reduce your payment by 2%. In addition, the sale of Units may also be subject to income and transfer taxes.

The tender offer period will begin on March 22, 2021 and end at 11:59 p.m., Eastern Time, on April 19, 2021 (the “Expiration Date”). The purpose of the tender offer is to provide liquidity to members of the Fund (“Members”). Units may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.

If you do not wish to sell your Units for any reason, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR UNITS AT THIS TIME.

Should you wish to tender all or some of your Units during this tender offer period, please complete the enclosed Letter of Transmittal and return it to the Fund by e-mail (Pantheontenders2image@bnymellon.com), mail (AMG Pantheon Fund, LLC, P.O. Box 9865, Providence, Rhode Island 02940), overnight mail (AMG Pantheon Fund, LLC, 4400 Computer Drive, Westborough, MA 01581) or fax ((508) 599-4196), as instructed in the Letter of Transmittal. All tenders of Units must be received in good order by the Fund’s administrator by 11:59 p.m., Eastern Time, on April 19, 2021.

All Members tendering Units should carefully review their Letter of Transmittal and follow the delivery instructions therein.

If you tender Units and the Fund purchases those Units, the Fund will effect payment for those Units by issuing cash or a non-interest-bearing, uncertificated debt obligation entitling you to a single payment equal to 100% of the unaudited net asset value of the Units tendered and accepted for purchase by the Fund, determined as of the Valuation Date, which, unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, will be paid to you on or before the later of 30 days after the Valuation Date or, if the Fund has requested the repurchase of all or a portion of its investment in the Master Fund in order to fund its purchase of Units, 10 business days after the Fund has received the aggregate amount to be paid to the Fund in connection with the Fund’s request for repurchase.

If more than 597,583 Units are tendered to the Fund before the expiration of the repurchase offer and not withdrawn, the Fund will, in its sole discretion, either (a) accept the additional Units permitted to be accepted pursuant to Rules 13e-4(f)(1) and 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended; (b) extend the repurchase offer, if necessary, and increase the number of Units that the Fund is offering to purchase to a number it believes sufficient to accommodate the excess Units tendered, as well as any Units tendered during the extended repurchase offer period; or (c) accept Units tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Units. The unaccepted portion of any tender of Units made by a Member pursuant to the tender offer shall not be automatically carried forward or given priority in connection with any future tender offer made by the Fund, but any Member that wishes to have the Fund repurchase Units that were not accepted for repurchase in connection with this tender offer may again tender those Units in connection with, and subject to the terms and conditions of, any future tender offer made by the Fund.

If you have any questions, please refer to the attached Offer to Repurchase document, which contains additional important information about the repurchase offer, or call (877) 355-1566.

Sincerely,

AMG Pantheon Fund, LLC